EXHIBIT 99.1

NEWS RELEASE DATED OCTOBER 30, 2008

Exhibit 3

NEWS RELEASE

NetSol PK Announces Financial Results for the First Quarter of Fiscal Year 2009

First Quarter Net Income Increases 44.1% Year-Over-Year on a 28.6% Rise in Revenue

LAHORE, Pakistan - October 30, 2008 - NetSol Technologies Limited, “NetSol PK”, (KSE: NETSOL), a majority owned subsidiary of U.S. based NetSol Technologies Inc (NasdaqCM: NTWK) (DIFX: NTWK), a leading provider global business services and enterprise application solutions to private and public sector organizations worldwide, today announced financial results for the first quarter of fiscal year 2009 ended September 30, 2008.

NetSol PK First Quarter Fiscal Year 2009 Financial Highlights

•	Revenues increased 28.6 % over the first quarter of fiscal year 2008
•	Gross profit rose 10.6 % over first quarter of fiscal year 2008
•	Net income increased 44.4 % over the first quarter of fiscal year 2008

NetSol PK generated revenues of Rupees 369.48 million which represents a 28.6% increase as compared to Rupees 287.31 million reported in the corresponding period last year. Gross profit in the first quarter of fiscal year 2009 rose 10.6% to Rupees 212.12 million as compared to Rupees 191.86 million reported in the first quarter of fiscal year 2008. NetSol PK’s net profit margin improved significantly to 69.8% compared to 62.1% achieved in the corresponding period of fiscal year FY 2008. Diluted earnings per share trended upward to 3.6 Rupees per share compared to 2.49 Rupees per share reported in the corresponding quarter of fiscal year 2008.

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NetSol Technologies Limited
NetSol IT Village, Software Technology Park
NetSol Avenue,
Main Ghazi Road,
Lahore Cantt.
Pakistan
Phone:  +9242-111-44-88-00 Website: www.netsolpk.com